Exhibit 99.1

The Chubb Corporation
15 Mountain View Road — P.O. Box 1615
Warren, New Jersey 07061-1615
Telephone: 908-903-2000

FOR IMMEDIATE RELEASE

Chubb Reports Third Quarter Net Income per Share of $2.10;

Operating Income per Share Is $2.06;

Combined Ratio Is 85.7%

2013 Operating Income per Share Guidance Is Increased

To a Range of $7.90 to $8.00

WARREN, New Jersey, October 24, 2013 — The Chubb Corporation [NYSE: CB] today reported that net income in the third quarter of 2013 was $541 million compared to $533 million in the third quarter of 2012. Net income per share increased 6% to $2.10 from $1.98.

Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, was $529 million in the third quarter of 2013 compared to $533 million in the third quarter of 2012. Operating income per share increased 4% to $2.06 from $1.98.

Average diluted shares outstanding for the third quarter were 257.1 million in 2013 and 269.2 million in 2012.

The third quarter impact of catastrophes before tax was $92 million in 2013 and $17 million in 2012. The impact of catastrophes on third quarter net income and operating income per share was $0.23 in 2013 and $0.04 in 2012.

The third quarter combined loss and expense ratio improved to 85.7% in 2013 from 86.3% in 2012. The impact of catastrophes accounted for 3.0 percentage points of the combined ratio in the third quarter of 2013, compared to 0.6 percentage points in the third quarter of 2012. Excluding the impact of catastrophes, the third quarter combined ratio improved to 82.7% in 2013 from 85.7% in 2012.

The expense ratio for the third quarter was 32.7% in 2013 and 32.5% in 2012.

Net written premiums increased 4% in the third quarter of 2013 to $3.0 billion. Foreign currency translation had an insignificant effect on third quarter premium growth. Premiums increased 5% in the U.S. and were flat outside the U.S. (were up 1% in local currencies).

Property and casualty investment income after taxes for the third quarter declined 6% to $280 million in 2013 from $297 million in 2012.

Net realized investment gains before tax for the third quarter of 2013 were $18 million or $0.04 per share after tax, compared to net realized investment losses of less than $1 million in the third quarter of 2012.

During the third quarter, Chubb repurchased 3.8 million shares of its common stock at a total cost of $326 million (an average of $86.17 per share). As of September 30, 2013, there remained approximately $433 million available for share repurchases under the current authorization.

“Chubb had an outstanding third quarter,” said John D. Finnegan, Chairman, President and Chief Executive Officer. “We produced operating income per share of $2.06, the second-highest of any quarter in our history. Our combined ratio was an excellent 85.7%, reflecting the impact of higher rates and strong underwriting performance in all our business units as well as relatively low catastrophe losses. During the quarter, the market tone in the U.S. remained firm in both our standard commercial and specialty lines business units, where we achieved high-single-digit renewal rate increases and higher retention levels.”

Nine-Month Results

For the first nine months of 2013, net income was $1.8 billion or a record $6.80 per share, compared with $1.4 billion or $5.29 per share for the first nine months of 2012. Operating income for the first nine months totaled $1.6 billion or a record $5.97 per share in 2013, compared with $1.4 billion or $5.04 per share in 2012.

Average diluted shares outstanding for the first nine months were 261.1 million in 2013 and 272.9 million in 2012.

The impact of catastrophes in the first nine months of 2013 was $347 million before tax. In the first nine months of 2012, the impact of catastrophes was $264 million before tax. The impact of catastrophes on net income and operating income per share for the first nine months was $0.86 in 2013 and $0.63 in 2012.

The combined ratio for the first nine months improved to 86.4% in 2013 from 90.1% in 2012. The impact of catastrophes in the first nine months accounted for 3.9 percentage points of the combined ratio in 2013 and 3.0 points in 2012. Excluding the impact of catastrophes, the combined ratio in the first nine months improved to 82.5% in 2013 from 87.1% in 2012.

The expense ratio for the first nine months was 32.3% in 2013 and 32.0% in 2012.

Net written premiums increased 2% in the first nine months of 2013 to $9.2 billion. Foreign currency translation had an insignificant effect on premium growth in the first nine months. Premiums increased 3% in the U.S. and increased 1% outside the U.S. (increased 3% in local currencies).

Property and casualty investment income after taxes for the first nine months declined 6% to $854 million in 2013 from $908 million in 2012.

Net income for the first nine months of 2013 reflected net realized investment gains of $335 million before tax ($0.83 per share after-tax). Net income for the first nine months of 2012 reflected net realized investment gains of $103 million before tax ($0.25 per share after-tax).

During the first nine months of 2013, Chubb repurchased 11.4 million shares of common stock at a total cost of $975 million (an average of $85.39 per share).

Revised Guidance for 2013

“Based on our record operating income per share for the first nine months and our outlook for the fourth quarter,” said Mr. Finnegan, “we are increasing our full year 2013 operating income per share guidance to a range of $7.90 to $8.00 from the $7.30 to $7.50 range we provided in July 2013. This revised guidance is based on operating income per share of $5.97 for the first nine months and an estimated range of $1.93 to $2.03 for the fourth quarter.”

The revised guidance for 2013 operating income per share assumes an impact on the combined ratio from catastrophes of 2 percentage points in the fourth quarter, resulting in an assumed impact of catastrophes for the year of 3.4 points, compared to an assumption of 4.6 points for the year in the July 2013 guidance. The impact of each percentage point of catastrophe losses on 2013 full year operating income per share is approximately $0.30.

The revised guidance assumes 259 million average diluted shares outstanding for the year, unchanged from the previous guidance.

Guidance and related assumptions are subject to the risks outlined in the company’s forward-looking information safe-harbor statements (see below).

Third Quarter Operations Review

Chubb Personal Insurance (CPI) net written premiums increased 4% in the third quarter of 2013 to $1.1 billion. CPI’s combined ratio was 88.3%, compared to 82.8% in the third quarter of 2012. The impact of catastrophe losses in the third quarter accounted for 7.0 percentage points of the combined ratio in 2013 and 1.5 points in 2012. Excluding the impact of catastrophe losses, CPI’s third quarter combined ratio was 81.3% in both 2013 and 2012.

Net written premiums for Homeowners increased 4%, and the combined ratio was 84.3%. Personal Automobile net written premiums increased 9%, and the combined ratio was 95.8%. Other Personal lines premiums were flat, and the combined ratio was 94.9%.

Chubb Commercial Insurance (CCI) net written premiums were up 4% in the third quarter of 2013 to $1.3 billion. The combined ratio for the third quarter was 85.2% in 2013 and 87.2% in 2012. The impact of catastrophe losses in the third quarter accounted for 1.4 percentage points of the combined ratio in 2013 and 0.2 points in 2012. Excluding the impact of catastrophe losses, CCI’s third quarter combined ratio was 83.8% in 2013 and 87.0% in 2012.

In the U.S., average third quarter CCI renewal rates were up 7%, premium renewal retention was 85% and the ratio of new to lost business was 0.9 to 1.

Chubb Specialty Insurance (CSI) net written premiums increased 5% in the third quarter of 2013 to $670 million. The combined ratio was 82.3% compared to 91.9% in the third quarter of 2012.

Professional Liability (PL) net written premiums were up 5%, and the business had a combined ratio of 87.6%. In the U.S., average third quarter PL renewal rates were up 8%, premium renewal retention was 86% and the ratio of new to lost business was 0.8 to 1.

Surety net written premiums were up 4%, and the combined ratio was 41.3%.

Webcast Conference Call to be held Today at 5 P.M.

Chubb’s senior management will discuss the company’s third quarter performance with investors and analysts today, October 24th, at 5 P.M. Eastern Daylight Time. The conference call will be webcast live on the Internet at http://www.chubb.com and archived later in the day for replay.

About Chubb

Since 1882, members of the Chubb Group of Insurance Companies have provided property and casualty insurance products to customers around the globe. These products are offered through a worldwide network of independent agents and brokers. The Chubb Group of Insurance Companies is known for financial strength, underwriting and loss-control expertise, tailoring products for the needs of high-net-worth individuals and commercial customers in niche markets and select industry segments, and outstanding claim service.

The Chubb Group of Insurance Companies is the marketing term used to describe several separately incorporated insurance companies under the common ownership of The Chubb Corporation. The Chubb Corporation is listed on the New York Stock Exchange [NYSE: CB] and, together with its subsidiaries, employs approximately 10,200 people throughout North America, Europe, Latin America, Asia and Australia. For more information regarding The Chubb Corporation, including a listing of the insurers in the Chubb Group of Insurance Companies, visit www.chubb.com.

Chubb’s Supplementary Investor Information Report has been posted on its Internet site at http://www.chubb.com.

All financial results in this release and attachments are unaudited.

For further information contact:	Investors:	Glenn A. Montgomery (908) 903-2365

	Media:	Mark E. Greenberg (908) 903-2682

Definitions of Key Terms

Operating Income:

Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.

Underwriting Income (Loss):

Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is measured based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.

Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, certain policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.

Property and Casualty Investment Income After Income Tax:

Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment results because it reflects the impact of any change in the proportion of tax exempt investment income to total investment income and is therefore more meaningful for analysis purposes than investment income before income tax.

Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost:

Book value per common share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income (loss), the after-tax appreciation or depreciation, including unrealized other-than-temporary impairment losses, of the Corporation’s available-for-sale fixed maturities, which are carried at fair value. The appreciation or depreciation of available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.

Combined Loss and Expense Ratio or Combined Ratio:

The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.

Net Written Premiums Growth (Decrease) Excluding the Impact of Foreign Currency Translation:

Management uses net written premiums growth (decrease) excluding the impact of foreign currency translation, a non-GAAP financial measure, to evaluate the trends in net written premiums, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which international business is transacted. The impact of foreign currency translation is excluded as exchange rates may fluctuate significantly and the effect of fluctuations could distort the analysis of trends. When excluding the impact of foreign currency translation, management uses the same exchange rate to translate each foreign currency denominated net written premium amount in both periods.

FORWARD-LOOKING INFORMATION

In this press release, the conference call identified above and otherwise, we may make statements regarding our results of operations, financial condition and other matters that are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe-harbor provisions of the PSLRA and include statements regarding management’s 2013 operating income per share guidance and related assumptions. Forward-looking statements frequently can be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “will,” “may,” “should,” “could,” “would,” “likely,” “estimate,” “predict,” “potential,” “continue,” or other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on Chubb. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in Chubb’s public filings with the Securities and Exchange Commission and those associated with:

•	global political, economic and market conditions, particularly in the jurisdictions in which we operate and/or invest, including:

—	changes in credit ratings, interest rates, market credit spreads and the performance of the financial markets;

—	currency fluctuations;

—	the effects of inflation;

—	changes in domestic and foreign laws, regulations and taxes;

—	changes in competition and pricing environments;

—	regional or general changes in asset valuations;

—	the inability to reinsure certain risks economically; and

—	changes in the litigation environment;

•	the effects of the outbreak or escalation of war or hostilities;

•	the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•

premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	our ability to retain existing business and attract new business at acceptable rates;

•	our expectations with respect to cash flow and investment income and with respect to other income;

•	the adequacy of our loss reserves, including:

—	our expectations relating to reinsurance recoverables;

—	the willingness of parties, including us, to settle disputes;

—	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability, in particular, for asbestos, toxic waste and other mass tort claims;

—	development of new theories of liability;

—	our estimates relating to ultimate asbestos liabilities; and

—	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses;

•	the availability and cost of reinsurance coverage;

•

the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk or changes to our estimates (or the assessments of rating agencies and other third parties) of our potential exposure to such events;

•

the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that file for bankruptcy or otherwise experience deterioration in creditworthiness;

•

the effects of disclosures by, and investigations of, companies we insure, particularly with respect to our lines of business that have a longer time span, or tail, between the incidence of a loss and the settlement of the claim;

•	the impact of legislative, regulatory, judicial and similar developments on companies we insure, particularly with respect to our longer tail lines of business;

•

the impact of legislative, regulatory, judicial and similar developments on our business, including those relating to insurance industry reform, terrorism, catastrophes, the financial markets, solvency standards, capital requirements, accounting guidance and taxation;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends;

•	our plans to repurchase shares of our common stock, including as a result of changes in:

—	our financial position and financial results;

—	our capital position and/or capital adequacy levels required to maintain our existing ratings from independent rating agencies;

—	our share price;

—	investment opportunities;

—	opportunities to profitably grow our property and casualty insurance business;

—	corporate and regulatory requirements; and

•	our ability to implement management’s strategic plans and initiatives.

Chubb assumes no obligation to update any forward-looking information set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION

SUPPLEMENTARY FINANCIAL DATA

(Unaudited)

	Periods Ended September 30
	Third Quarter		Nine Months
	2013	2012	2013	2012
	(in millions)
PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$3,029	$2,913	$9,186	$8,962
Decrease (Increase) in Unearned Premiums	(2)	64	(160)	(51)

Premiums Earned	3,027	2,977	9,026	8,911

Losses and Loss Expenses	1,600	1,597	4,862	5,164
Operating Costs and Expenses	986	946	2,960	2,859
Decrease (Increase) in Deferred Policy Acquisition Costs	(12)	9	(69)	(15)
Dividends to Policyholders	10	7	28	23

Underwriting Income	443	418	1,245	880

Investments
Investment Income Before Expenses	352	373	1,076	1,145
Investment Expenses	10	9	34	28

Investment Income	342	364	1,042	1,117

Other Income (Charges)	(3)	1	11	6

Property and Casualty Income	782	783	2,298	2,003

CORPORATE AND OTHER	(61)	(56)	(182)	(173)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	721	727	2,116	1,830

Federal and Foreign Income Tax	192	194	558	454

CONSOLIDATED OPERATING INCOME	529	533	1,558	1,376

REALIZED INVESTMENT GAINS AFTER INCOME TAX	12	—	218	67

CONSOLIDATED NET INCOME	$541	$533	$1,776	$1,443

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$280	$297	$854	$908

	Periods Ended September 30
	Third Quarter		Nine Months
	2013	2012	2013	2012

OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	257.1	269.2	261.1	272.9
Actual Common Shares at End of Period	251.8	261.9	251.8	261.9

DILUTED EARNINGS PER SHARE DATA
Operating Income	$2.06	$1.98	$5.97	$5.04
Realized Investment Gains	.04	—	.83	.25

Net Income	$2.10	$1.98	$6.80	$5.29

Effect of Catastrophes	$(.23)	$(.04)	$(.86)	$(.63)

	Sept. 30 2013	Dec. 31 2012	Sept. 30 2012

BOOK VALUE PER COMMON SHARE	$62.04	$60.45	$60.99

BOOK VALUE PER COMMON SHARE,
with Available-for-Sale Fixed Maturities at Amortized Cost	58.52	53.80	53.96

PROPERTY AND CASUALTY UNDERWRITING RATIOS

PERIODS ENDED SEPTEMBER 30

	Third Quarter		Nine Months
	2013	2012	2013	2012

Losses and Loss Expenses to Premiums Earned	53.0%	53.8%	54.1%	58.1%
Underwriting Expenses to Premiums Written	32.7	32.5	32.3	32.0

Combined Loss and Expense Ratio	85.7%	86.3%	86.4%	90.1%

Effect of Catastrophes on Combined Loss and Expense Ratio	3.0%	0.6%	3.9%	3.0%

PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS

PERIODS ENDED SEPTEMBER 30

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(in millions)

Paid Losses and Loss Expenses	$1,604	$1,639	$5,165	$4,927
Increase (Decrease) in Unpaid Losses and Loss Expenses	(4)	(42)	(303)	237

Total Losses and Loss Expenses	$1,600	$1,597	$4,862	$5,164

PROPERTY AND CASUALTY PRODUCT MIX

	Net Premiums Written			Combined Loss and
			% Increase	Expense Ratios
	2013	2012	(Decrease)	2013	2012
	(in millions)

NINE MONTHS ENDED SEPTEMBER 30

Personal Insurance
Automobile	$556	$519	7%	95.1%	92.2%
Homeowners	2,011	1,940	4	84.4	82.1
Other	680	652	4	94.0	95.1

Total Personal	3,247	3,111	4	88.2	86.5

Commercial Insurance
Multiple Peril	834	840	(1)	86.6	90.4
Casualty	1,240	1,248	(1)	95.4	91.6
Workers’ Compensation	846	789	7	88.9	95.2
Property and Marine	1,094	1,092	—	71.8	94.3

Total Commercial	4,014	3,969	1	85.6	92.6

Specialty Insurance
Professional Liability	1,692	1,660	2	90.6	97.7
Surety	236	220	7	44.9	51.4

Total Specialty	1,928	1,880	3	85.2	92.3

Total Insurance	9,189	8,960	3	86.5	90.5

Reinsurance Assumed	(3)	2	*	*	*

Total	$9,186	$8,962	2	86.4	90.1

QUARTERS ENDED SEPTEMBER 30

Personal Insurance
Automobile	$185	$170	9%	95.8%	92.0%
Homeowners	707	679	4	84.3	76.2
Other	214	213	—	94.9	95.5

Total Personal	1,106	1,062	4	88.3	82.8

Commercial Insurance
Multiple Peril	285	287	(1)	82.0	77.2
Casualty	390	378	3	98.5	89.2
Workers’ Compensation	281	242	16	91.2	94.9
Property and Marine	299	304	(2)	69.2	87.9

Total Commercial	1,255	1,211	4	85.2	87.2

Specialty Insurance
Professional Liability	594	567	5	87.6	97.0
Surety	76	73	4	41.3	55.8

Total Specialty	670	640	5	82.3	91.9

Total Insurance	3,031	2,913	4	85.7	86.8

Reinsurance Assumed	(2)	—	*	*	*

Total	$3,029	$2,913	4	85.7	86.3

*	The change in net premiums written and the combined loss and expense ratios are no longer presented for Reinsurance Assumed since this business is in runoff.